Exhibit 5.1

January 12, 2024

Healthcare Triangle, Inc.

7901 Stoneridge Drive, Suite 220

Pleasanton, CA 94588

Re: Healthcare Triangle, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Healthcare Triangle, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (SEC File No. 333-[_]) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 12, 2024, pursuant to the Securities Act of 1933, as amended(the “Securities Act”). The Registration Statement relates to the resale by the selling stockholder listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholder”) of up to 12,183,612 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”). The Shares will be issued upon (i) the conversion of a Senior Secured 15% Original Issue Discount Convertible Promissory Note (the “Note”) issued to an institutional investor (the “Investor”), pursuant to the terms and conditions of a securities purchase agreement, dated as of December 28, 2023, by and between the Company and the Investor (the “Securities Purchase Agreement”), and (ii) the exercise of a common stock purchase warrant issued to the Investor (the “Common Warrant”), pursuant to the terms and conditions of the Securities Purchase Agreement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (iii) the Securities Purchase Agreement; (iv) the Note; (v) the Warrant; and (vi) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Note and the Warrant and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable.

The opinions expressed herein with respect to the Shares are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction, with respect to the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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